FOR IMMEDIATE RELEASE

Taher G. Behbehani Named EVP, Chief Strategy and Business Development Officer
New executive responsible for extending the PPM platform to multimedia markets through business partnerships, acquisitions, joint ventures, licensing arrangements and strategic investments

Columbia MD; April 20, 2009–Arbitron Inc. (NYSE: ARB) announced today the appointment of Taher G. Behbehani to the newly-created position of Executive Vice President, Chief Strategy and Business Development Officer, reporting to Michael Skarzynski, President and Chief Executive Officer.

“Taher brings to Arbitron more than 20 years of experience in operations, general management and business development at cable television and technology companies,” said Michael Skarzynski. “Taher has been instrumental in the development of partnerships and joint ventures with some of the world’s leading wireless, Internet and multimedia companies and we anticipate significant contributions from his insights into the industry.”

“His track record in developing new business opportunities and in leveraging core business platforms through extensions into new markets makes Taher an ideal addition to the new Arbitron executive team. We expect that his expertise with interactive technologies, coupled with his creativity in delivering business solutions will be valuable assets for the growth of the company,” said Mr. Skarzynski.

“I joined Arbitron to help the company extend its Portable People Meter platform into multimedia markets,” said Mr. Behbehani. “Arbitron has a solid, patent-protected platform technology for personal, portable and passive electronic measurement and my goal is to help the company create balanced business expansion strategies that will make the most of its technology and capital assets.”

Most recently, Mr. Behbehani served as Vice President, Business Affairs, Time Warner Cable Inc.; (NYSE: TWC). He established several key industry partnerships with leading web search and display advertising companies, and led complex negotiations related to platform extensions for video delivery, advanced advertising, wireless, and Internet services. He was also an advisor on strategic issues and analyzed a range of new growth opportunities for Time Warner Cable.

Mr. Behbehani has global executive experience in the telecom and high tech industries in the U.S. and abroad. He has extensive operational experience and planned and executed expansion strategies for publicly traded companies: 3Com Corporation, SourceFire Inc. and UTStarcom Inc. He has extensive experience in the wireless industry and ran 3Com’s wireless infrastructure business unit (CommWorks). Mr. Behbehani is a successful entrepreneur, having starting several companies in the online web services, telecom and wireless industries.

Mr. Behbehani earned a Masters of Science in Electrical Engineering from Yale, and a Bachelor of Science degree in Electrical Engineering from the University of Wisconsin-Madison.

Mr. Behbehani (47) will work at Arbitron’s headquarters in Columbia, Maryland.

About Arbitron

Arbitron Inc. (NYSE: ARB) is a media and marketing research firm serving the media – radio, television, cable and out-of-home – as well as advertisers and advertising agencies. Arbitron’s core businesses are measuring network and local market radio audiences across the United States; surveying the retail, media and product patterns of local market consumers; and providing application software used for analyzing media audience and marketing information data. The company has developed the Portable People Meter, a new technology for media and marketing research.

Arbitron’s headquarters and its world-renowned research and engineering organizations are located in Columbia, Maryland.

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Portable People MeterTM and PPMTM are marks of Arbitron Inc.

Arbitron Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Arbitron Inc. and its subsidiaries in this document that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” ”expects,” “anticipates,” “estimates,” “believes,” or “plans,” or comparable terminology, are forward-looking statements based on current expectations about future events, which we have derived from information currently available to us. These forward-looking statements involve known and unknown risks and uncertainties that may cause our results to be materially different from results implied in such forward-looking statements. These risks and uncertainties include, in no particular order, whether we will be able to:

•	absorb costs related to legal proceedings and governmental entity interactions and avoid related fines, limitations, or conditions on our business activities;

•	successfully commercialize our Portable People MeterTM service;

•	successfully manage the impact on our business of the current economic downturn generally, and in the advertising market, in particular, including, without limitation, the insolvency of any of our customers or the impact of such downturn on our customers’ ability to fulfill their payment obligations to us;

•	successfully maintain and promote industry usage of our services, a critical mass of broadcaster encoding, and the proper understanding of our audience measurement services and methodology in light of governmental regulation, legislation, litigation, activism, or adverse public relations efforts;

•	compete with companies that may have financial, marketing, sales, technical, or other advantages over us;

•	successfully design, recruit and maintain PPM panels that appropriately balance research quality, panel size, and operational cost;

•	successfully develop, implement, and fund initiatives designed to increase sample sizes;

•	complete the Media Rating Council, Inc. (“MRC”) audits of our local market PPM ratings services in a timely manner and successfully obtain and/or maintain MRC accreditation for our audience measurement business;

•	renew contracts with key customers;

•	successfully execute our business strategies, including entering into potential acquisition, joint-venture or other material third-party agreements;

•	effectively manage the impact, if any, of any further ownership shifts in the radio and advertising agency industries;

•	effectively respond to rapidly changing technological needs of our customer base, including creating new proprietary software systems, such as software systems to support our cell phone-only sampling plans, and new customer services that meet these needs in a timely manner;

•	successfully manage the impact on costs of data collection due to lower respondent cooperation in surveys, consumer trends including a trend toward increasing incidence of cell phone-only households, privacy concerns, technology changes, and/or government regulations; and

•	successfully develop and implement technology solutions to encode and/or measure new forms of media content, delivery, and advertising in an increasingly competitive environment, and

•	realize the anticipated savings from the Company’s workforce and expense reduction program.

There are a number of additional important factors that could cause actual events or our actual results to differ materially from those indicated by such forward-looking statements, including, without limitation, the risk factors set forth in the caption “ITEM 1A. — RISK FACTORS” in our Annual Report on Form 10-K for the year ended December 31, 2008, and elsewhere, and any subsequent periodic or current reports filed by us with the Securities and Exchange Commission.

In addition, any forward-looking statements contained in this document represent our estimates only as of the date hereof, and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.